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                                                                   EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-83781-01 on Form S-3 of Summit Properties Partnership, L.P., of our report dated January 30, 2003 (except for the eleventh paragraph of Note 7 and Note 16, as to which the date is March 5, 2003) which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002, appearing in this Annual Report on Form 10-K of Summit Properties Partnership, L.P. for the year ended December 31, 2002.



/S/ Deloitte & Touche LLP
March 17, 2003
Charlotte, North Carolina